Pricing Supplement No. 012 dated                Filed pursuant to Rule 424(b)(5)
November 29, 2004.                                           File No. 333-112244
(To Prospectus dated September 7, 2004
and Prospectus Supplement dated
September 7, 2004)
This Pricing Supplement consists of 2 pages.


                         HARTFORD LIFE INSURANCE COMPANY
                                    DEPOSITOR

                            FIXED RATE INCOMENOTES(sm)
                                 ISSUED THROUGH

                   HARTFORD LIFE GLOBAL FUNDING TRUST 2004-012

                   5.40% CALLABLE NOTES DUE DECEMBER 15, 2024

The description in this pricing supplement of the particular terms of the 5.40% IncomeNotes(sm) offered hereby and the Funding Agreement sold by Hartford Life Insurance Company to the Trust specified herein supplements the description of the general terms and provisions of the notes and the funding agreements set forth in the accompanying prospectus and prospectus supplement, to which reference is hereby made.

                        PROVISIONS RELATING TO THE NOTES

Principal Amount:        $2,946,000.00         Interest Rate:          5.40%

Price to Public:         100%                  Issuance Date:          December 2, 2004

Net Proceeds to Trust:   $2,872,350.00         Stated Maturity Date:   December 15, 2024

Agent's Discount:        2.50%                 Initial Interest Payment Date: June 15, 2005

CUSIP Number:     41659FAL8                    Interest Payment Frequency:    Semi-annually

Day Count Convention:   30/360                 Regular Record Dates:  15 days prior to an Interest Payment Date.

Optional Redemption:  Yes [X]    No [ ]        The Survivor's Option  [X] is [ ]  is not  available
  Optional Redemption Date:  December 15, 2008       Annual Put Limitation: $1 million or 1%
        and each Interest Payment Date thereafter.   Individual Put Limitation: $250,000
  Initial Redemption Percentage:  100%               Trust Put Limitation:  N/A
  Annual Percentage Reduction:    N/A
  Redemption may be: [X]  In whole only.       Authorized Denominations: $1,000 integral amounts.
                     [ ]  In whole or in part.

Securities Exchange Listing:   None.

Special Tax Considerations:    None.           Other Provisions Relating to the Notes: None.

Agents: Bear, Stearns & Co. Inc., A.G. Edwards & Sons, Inc., Citigroup, HSBC, JPMorgan, Merrill Lynch & Co., Morgan Stanley, Scott & Stringfellow, Inc., UBS Financial Services, Inc., Wachovia Securities

                  INFORMATION RELATING TO THE FUNDING AGREEMENT

Funding Agreement Provider:           Hartford Life Insurance Company

Funding Agreement:      FA-404012                Interest Rate:         5.40%

Contract Payment:       $2,946,015.00            Effective Date:        December 2, 2004

Deposit Amount :        $2,872,365.00            Stated Maturity Date:  December 15, 2024
(if different from Contract Payment)

Day Count Convention:   30/360                   Initial Interest Payment Date: June 15, 2005

Special Tax Considerations:  None.               Interest Payment Frequency: Semi-annually

Optional Redemption:  Yes [X]   No [ ]           Survivor Option:  Under the Funding Agreement, Hartford Life
Optional Redemption Date: December 15, 2008 or any    Insurance Company  [X] is [ ] is not  required
   Interest Payment Date thereafter.                  to provide the Trust with amounts it needs to
   Initial Redemption Percentage: 100%                honor valid exercises of the Survivor's Option.
   Annual Percentage Reduction:    N/A
   Redemption may be: [X] In whole only.       Other Provisions Relating to the Funding Agreement:  None.
                      [ ] In whole or in part.

Note: The Opinion regarding the enforceability of the Funding Agreement and the related Consent of Counsel for Hartford Life Insurance Company is given by Chris Grinnell, Counsel.

  INFORMATION PERTAINING TO THE RATINGS OF THE NOTES AND THE FUNDING AGREEMENT

It is anticipated that, as of December 2, 2004, both the Notes and the Funding Agreement will be rated by the indicated rating agencies as follows:

                Standard & Poor's:  AA-          Moody's: Aa3

The Moody's rating also extends to the Program under which the Notes are issued.